As filed with the Securities and Exchange Commission on October 17, 2013
Registration No. 333- ___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SUNOPTA INC.
(Exact name of registrant as specified in charter)

Canada	Not Applicable
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

2838 Bovaird Drive West
Brampton, Ontario L7A 0H2, Canada
(Address, including zip code,
of registrant’s principal executive offices)

2013 Stock Incentive Plan
(Full title of the plan)

Robert McKeracher
Vice President and Chief Financial Officer
2838 Bovaird Drive West
Brampton, Ontario L7A 0H2, Canada
(905) 455-1990
(Name, address, including zip code, and
telephone number, including area code, of agent for service)

Copy to:
Reed W. Topham, Esq.
Stoel Rives LLP
201 South Main Street, Suite 1100
Salt Lake City, UT 84111
801-328-3131

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [_]	Accelerated filer [X]
Non-accelerated filer [_]	Smaller reporting company [_]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		Maximum	Maximum	Amount
Securities	Amount	Offering	Aggregate	of
to Be	to Be	Price Per	Offering	Registration
Registered	Registered	Share (1)	Price (1)	Fee (2)
Common Stock	2,117,031 Shares	$9.93	$21,022,118	$1,598.73

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933 (the “Securities Act”). The calculation of the registration fee is based on $9.93, which was the average of the high and low prices of the Common Stock on October 14, 2013 on the NASDAQ Global Select Market. The registrant’s shares of Common Stock trade on the NASDAQ Global Select Market under the symbol STKL and on the Toronto Stock Exchange under the symbol SOY.

(2)

Pursuant to Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Securities and Exchange Commission (the “Commission”) Division of Corporation Finance (July 1997) and Instruction E to the General Instructions to Form S-8, a filing fee is only being paid with respect to the registration of 1,250,000 shares of Common Stock under the Registrant’s 2013 Stock Incentive Plan. The Registrant previously registered an aggregate of 7,500,000 shares of Common Stock for issuance under its 2002 Option Plan, as Amended and Restated May 2011 (the “2002 Stock Option Plan”), pursuant to three Registration Statements on Form S-8 (Registration Nos. 333-124911, 333-144827 and 333-176675), and the registration fees were previously paid for 867,031 shares of Common Stock that are being reallocated from the Registrant’s 2002 Stock Option Plan to the Registrant’s 2013 Stock Incentive Plan.

EXPLANATORY NOTE

SunOpta Inc. (the “Registrant”) is registering under this Registration Statement on Form S-8 2,117,031 shares of its Common Stock for issuance under the 2013 Stock Incentive Plan (the “2013 Plan”). The 2013 Plan reserves 1,250,000 shares of Common Stock plus additional shares of Common Stock reserved for purposes of the Registrant’s 2002 Stock Option Plan, as Amended and Restated May 2011 (the “2002 Option Plan”) as described below. The Registrant previously registered an aggregate of 7,500,000 shares of Common Stock for issuance under the 2002 Option Plan pursuant to three Registration Statements on Form S-8 (Registration Nos. 333-124911, 333-144827 and 333-176675) (the “Prior Form S-8s”). The Registrant has since combined the 2002 Option Plan into the 2013 Plan, as of May 28, 2013, and all future equity awards under the 2002 Option Plan will be made under the 2013 Plan. According to the terms of the 2013 Plan, the shares of Common Stock that were available for grant under the 2002 Option Plan as of May 28, 2013 (the “Carry Over Shares”), and any shares of Common Stock currently subject to options previously granted under the 2002 Option Plan that subsequently expire or terminate without being exercised, are included in the reserve of shares of Common Stock available for issuance under the 2013 Plan. The total number of shares of Common Stock previously reserved and available for grants under the 2002 Option Plan on May 28, 2013 was 867,031.

Contemporaneously with the filing of this Registration Statement, the Registrant is filing a Post-Effective Amendment to amend each of the Prior Form S-8s to deregister the Carry Over Shares previously registered for issuance under the 2002 Option Plan.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the SEC Division of Corporation Finance (July 1997) and Instruction E to the General Instructions to Form S-8, this Registration Statement, in addition to registering 1,250,000 shares of Common Stock, is hereby filed (i) to reallocate the Carry Over Shares from the 2002 Option Plan to the 2013 Plan and hereby register the Carry Over Shares which may be issued under the 2013 Plan and (ii) to carry over from the Prior Form S-8s the registration fees paid for the Carry Over Shares being registered pursuant to this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed previously by the registrant with the Commission, are incorporated herein by reference and made a part hereof:

(a)	the registrant’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012, as filed with the Commission on March 6, 2013;

(b)	the registrant’s Definitive Proxy Statement for the 2013 Annual and Special Meeting of Shareholders, as filed with the Commission on April 17, 2013;

(c)	the registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 29, 2013, as filed with the Commission on May 8, 2013 and August 8, 2013, respectively;

(d)	the registrant’s Current Reports on Form 8-K as filed with the Commission on April 2, 2013, May 7, 2013, May 29, 2013 and August 7, 2013; and

(e)

the description of the registrant’s shares of Common Stock and rights set forth in its Current Report on Form 8-K filed on September 2, 2011, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Canada Business Corporations Act, as amended (the “CBCA”), as well as the registrant’s By-Law No. 14, as amended (the “By-Law”) and the insurance policies maintained by the registrant provide for the indemnification of the its directors and officers in respect of certain liabilities incurred in the course of their duties.

Under the CBCA, the registrant may indemnify a present or former director or officer, or former director or officer or another individual who acts or acted at its request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of the association with us or another entity. However, the registrant may only indemnify an individual if the following conditions of indemnification are met: (a) the individual acted honestly and in good faith with a view to the best interests of the registrant, or as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at our request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, if the individual had reasonable grounds for believing the individual’s conduct was lawful. The registrant may also advance moneys to a director, officer or other individual for the costs, charges and expenses of such a proceeding. However, the individual is required to repay those amounts if he or she does not fulfill the specified conditions. In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, an individual is entitled to indemnity from the registrant if the foregoing conditions of indemnification are met and the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that such individual ought to have done. Further, with the approval of a court, the registrant may indemnify or advance moneys to a director or officer in respect of an action by the registrant or on its behalf or on behalf of another entity to procure a judgment in its favor, to which the individual is made a party because of his or her association with the registrant or such other entity so long as the foregoing conditions of indemnification are met.

The By-Law provides for the mandatory indemnification of every director and officer of the registrant and his or her heirs, executors, administrators and other legal personal representatives against all liabilities, costs, charges and expenses that he sustains or incurs in respect of any action, suit or proceeding that is proposed or commenced against him or her for or in respect of anything done or permitted by him or her in respect of the execution of the duties of his office as well as all other costs, charges and expenses that he or she sustains or incurs in respect of the affairs of the registrant; provided, in each case, such person acted honestly and in good faith with a view to the best interests of the registrant.

Both the CBCA and the By-Law also permit the registrant to purchase and maintain insurance for the benefit of any director and officer and his or her heirs, executors, administrators and other legal personal representatives. The registrant has purchased and intends to maintain insurance on behalf of any person who is or was one of its directors or officers, or is or was one of its directors or officers serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him or her in any such capacity, or arising out of his or her status as such, so long as the director or officer acted honestly and in good faith with a view to the best interests of the registrant.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the accompanying Exhibit Index for a list of Exhibits to this Registration Statement, which is incorporated by reference herein.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brampton, Province of Ontario, Canada, on this 17th day of October, 2013.

SUNOPTA INC.

By: /s/ Robert McKeracher
       Robert McKeracher
       Vice President and Chief Financial Officer
       (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints Robert McKeracher as his or her attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any and all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming that such attorney-in-fact and agent or his or her substitute may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 17, 2013.

Signature	Title

/s/ Steven R. Bromley	Chief Executive Officer and Director
Steven R. Bromley	(Principal Executive Officer)

/s/ Robert McKeracher	Vice President and Chief Financial Officer
Robert McKeracher	(Principal Financial and Accounting Officer)

/s/ Jeremy N. Kendall	Chairman and Director
Jeremy N. Kendall

/s/ Allan Routh	President, Grains and Foods Group,
Allan Routh	Director and Authorized Representative in the United States

/s/ Katrina Houde	Director
Katrina Houde

/s/ Douglas Greene	Director
Douglas Greene

/s/ Victor Hepburn	Director
Victor Hepburn

/s/ Jay Amato	Director
Jay Amato

/s/ Alan Murray	Director
Alan Murray

/s/ Peter Fraser	Director
Peter Fraser

/s/ Michael Detlefsen	Director
Michael Detlefsen

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
4.1	Amalgamation of Stake Technology Ltd. and 3754481 Canada Ltd. (formerly George F. Pettinos (Canada) Limited) (incorporated herein by reference to our Form 10-KSB for the year ended December 31, 2000).
4.2

Certificate of Amendment dated October 31, 2003 to change our name from Stake Technology Ltd. to SunOpta Inc. (incorporated by reference to Exhibit 3i(b) to our Form 10-K for the year ended December 31, 2003).

4.3

Articles of Amalgamation of SunOpta Inc. and Sunrich Valley Inc., Integrated Drying Systems Inc., Kettle Valley Dried Fruits Ltd., Pro Organics Marketing Inc., Pro Organics Marketing (East) Inc., 4157648 Canada Inc. and 4198000 Canada Ltd. dated January 1, 2004 (incorporated by reference to Exhibit 3i(c) to our Form 10-K for the year ended December 31, 2003).

4.4

Articles of Amalgamation of SunOpta Inc. and 6319734 Canada Inc., 4157656 Canada Inc. and Kofman-Barenholtz Foods Limited dated January 1, 2005 (incorporated herein by reference to Exhibit 3i(d) to our Form 10-K for the year ended December 31, 2004).

4.5	Articles of Amalgamation of SunOpta Inc. and 4307623 Canada Inc., dated January 1, 2006 (incorporated herein by reference to Exhibit 3i(e) to our Form 10-K for the year ended December 31, 2005).
4.6

Articles of Amalgamation of SunOpta Inc. and 4208862 SunOpta Food Ingredients Canada Ltd., 4406150 Canada Inc. and 4406168 Canada Inc. dated January 1, 2007 (incorporated herein by reference to Exhibit 3i(f) to our Form 10-K for the year ended December 31, 2007).

4.7	Articles of Amalgamation of SunOpta Inc. and 4460596 Canada Inc. dated January 1, 2008 (incorporated herein by reference to Exhibit 3i(g) to our Form 10-K for the year ended December 31, 2007).
4.8	Amended and Restated By-law 14 dated May 27, 2010 (incorporated herein by reference to our Definitive Proxy Statement on Schedule 14A filed on April 29, 2010).
4.9	Form of Certificate representing Common Shares, no par value (incorporated herein by reference to Exhibit 4.9 to our registration statement on Form S-8 filed on September 2, 2011).
4.10	SunOpta Inc. 2013 Stock Incentive Plan (incorporated herein by reference to Exhibit A to our Definitive Proxy Statement on Schedule 14A filed on April 17, 2013).
5.1	Opinion of Wildeboer Dellelce LLP.
23.1	Consent of Wildeboer Dellelce LLP (included in Exhibit 5.1).
23.2	Consent of Deloitte LLP, Independent Registered Chartered Accountants.
24.1	Power of Attorney (included on signature page hereto).